Exhibit 10.77


                              SETTLEMENT AGREEMENT

     SETTLEMENT AGREEMENT (the "Agreement") dated May __, 1999 by and among THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation ("WCMG"), WELLCARE OF NEW YORK, INC., a New York corporation ("WCNY" and together with WCMG,
"WellCare"), and KIRAN C. PATEL ("Dr. Patel") (WellCare and Dr. Patel collectively, the "WellCare Parties"), and HEALTHCARE ASSOCIATION OF NEW YORK STATE ("HANYS"), NORTHERN METROPOLITAN HOSPITAL ASSOCIATION ("NORMET") and the member hospital of HANYS and/or NORMET specified on the signature page of this Agreement ("Hospital") (WCMG, WCNY, Dr. Patel, HANYS, NORMET and Hospital being referred to individually as a "Party" and collectively as the "Parties").

     WHEREAS, WCMG has signed a letter of intent with Dr. Patel, for a transaction that would, among other things, encompass an equity investment in WellCare by Dr. Patel or an affiliate (the "Patel Transaction");

     WHEREAS, the Board of Directors of WCNY, a New York certified health maintenance organization ("HMO"), has approved the sale of its New York State based commercial business to Group Health Incorporated (the "GHI Transaction");

     WHEREAS, WellCare and Dr. Patel contemplate that all or a portion of the equity investment provided through the Patel Transaction and all of the funds obtained through the GHI Transaction will be pooled with certain current assets of WCNY and made available to satisfy claims by providers for services rendered through April 30, 1999;

     WHEREAS, WCNY has agreed to a consent to rehabilitation in which the State of New York has the right to commence court proceedings and have an order entered into that would give the State of New York the right to assume the operation of WCNY;

     WHEREAS, the WellCare Parties and the Hospital desire, and are mutually willing, to enter into this Agreement for the purpose of settling any and all disputes, claims and controversies, as described further below, between WellCare and the Hospital, relating to the payment for services provided by the Hospital prior to May 1, 1999 to HMO members of WCNY; and

     WHEREAS, HANYS and NORMET have entered into this Agreement in order to assist their respective member hospitals in the resolution of such member hospitals' claims against WellCare, with the express understanding that neither HANYS nor NORMET has authority to bind its member hospitals and that each such member hospital shall be required to separately execute this Agreement if it is to be binding on such member hospital.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements herein, the Parties agree as follows:

          1. Regulatory Approvals

          This Agreement and the terms and conditions contained herein are subject to the approval of the New York State Insurance Department ("SID") and the New York State Department of Health ("DOH"). As soon as practicable, the Parties shall jointly seek approval of this Agreement from SID and DOH, and in accordance with Section 10(f), the Parties agree to execute or cause their counsel to execute any additional documents and take any further action which may be reasonably required in order to facilitate such regulatory approval.

          2. Conditions to Effectiveness

          This Agreement shall become effective (the "Effective Date") only upon the satisfaction of each and all of the following conditions:

          (a) Regulatory approvals as set forth in Section 1, no later than July 15, 1999;

          (b) The deposit of a minimum of Ten Million Dollars ($10,000,000) in the Provider Pool (as defined below) (the "Initial Funding Date"), no later than July 15, 1999; and

          (c) Agreement by WellCare and Hospital as to the amount of its Settled Claims (defined below) within thirty (30) days following the date of this Agreement;

provided however that Sections 1, 4, 8, 9 and 10 hereof shall become effective immediately. WellCare shall provide Hospital with written notice of the Effective Date of this Agreement no later than five (5) business days after all of the foregoing conditions have been satisfied.

          3. Settled Claims

     "Settled Claims" means the dollar amount of all claims against WellCare by a health care provider that has signed this Agreement or an agreement with substantially similar terms and conditions, for services rendered to HMO members of WCNY in any product line prior to May 1, 1999 and received by WellCare within thirty (30) days following the date hereof, determined as follows: (i) total adjudicated claims as determined by WellCare on or before April 30, 1999, namely, claims received by WellCare and approved as properly payable, and (ii) all other claims (comprised of pended claims and disputed claims) submitted in good faith and adjudicated in good faith by WellCare within thirty (30) days following the date hereof at fifty percent (50%) of a hospital's or other provider's submitted charges. For purposes of clarification, "Settled Claims" shall not include any claims for payment that a health care provider may have against independent practice associations, including but not limited to those owned by Primergy, Inc., and other third parties (such as Merit Behavioral Services, Access Managed Healthcare, Block Vision, New York Medical Imaging, PharmaCare and Laboratory Corporation of America) that have contracted with WellCare to provide or to arrange for the provision of certain health care services (e.g., physician services or specialty "carve-out" services, such as mental health services, chiropractic services, laboratory services or pharmacy services) to HMO members of WCNY.

          4. Exchange of Information and Confidentiality; Litigation Stay

          (a) In connection with the execution of this Agreement, WellCare has provided Garfunkel, Wild & Travis, P.C., as counsel to HANYS and NORMET, a hospital specific summary of amounts owed for payable and pended claims for services provided by member hospitals of HANYS and/or NORMET to HMO members of WCNY prior to May 1, 1999 that have not been paid according to WellCare's records.

          (b) Garfunkel, Wild & Travis, P.C. has agreed to confirm the amounts contained in said list of all claims for services provided prior to May 1, 1999 with the Hospital and to obtain from the Hospital its statement of unpaid (including disputed) WellCare claims based on its records. Garfunkel, Wild & Travis, P.C. has agreed to provide said information to WellCare and the Hospital as soon as practicable. If there is any disagreement as to the Settled Claims amount the Parties shall, in good faith, attempt to resolve any such disagreements within thirty (30) days following the date hereof.

          (c) Upon the determination of and agreement by WellCare and the Hospital as to the Settled Claims for Hospital, WellCare shall provide Hospital with a statement of its Settled Claims and the minimum amount to which Hospital is entitled to payment from the Provider Pool, i.e., thirty percent (30%) of the Settled Claims. Upon Hospital's acceptance thereof, such statement shall be annexed as Exhibit A to this Agreement.

          (d) Garfunkel, Wild & Travis, P.C. agrees to provide the Hospital with specific information relating only to the Hospital (and no other member hospital in HANYS or NORMET) and further agrees not to share such information with any other hospital clients or third parties, except to the extent required by law, or with the prior written consent of WellCare, which consent may be denied in WellCare's sole discretion. Notwithstanding the foregoing, Garfunkel, Wild & Travis, P.C. may provide any and all such information to HANYS and NORMET and their respective officers, directors, employees and agents ("Authorized Agents"), provided, however, HANYS and NORMET and their respective Authorized Agents hereby agree to similarly maintain the confidentiality of such Hospital specific information as set forth herein. Such Hospital specific information shall be used solely to assist the Hospital in the determination of the Settled Claims.

          (e) The Parties each agree that they will not commence, institute or prosecute any action or other adversary proceeding in any court of law or equity, arbitration tribunal, or administrative forum ("Litigation") against any other Party on or after the date hereof relating to or concerning the subject matter of this Agreement, except (i) following termination of this Agreement as provided in Section 9 or (ii) following July 15, 1999 if this Agreement shall not have become effective by such date for failure to satisfy the conditions set forth in Section 2 or (iii) if a case is commenced in respect to WellCare or any of its subsidiaries or affiliates under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator or the like is appointed under Article 74 of the New York Insurance Law or any similar law, or by SID, or any other regulatory body, any Party may appear and participate in any such case or proceeding. The Parties further agree to take whatever steps are necessary to stay any Litigation during the period between the date hereof and the Effective Date and thereafter take whatever steps are necessary to discontinue any such Litigation with prejudice.

          5. Establishment of Settlement Fund

          (a) A pool of funds (the "Provider Pool") shall be established solely to pay Settled Claims of the Hospital and all other providers which have entered into settlement agreements containing terms similar to those contained in this Agreement. The Provider Pool shall be established in a segregated cash collateral account prior to the Effective Date at a bank mutually acceptable to WellCare and Garfunkel Wild & Travis, P.C., as counsel to HANYS and NORMET, which bank shall have had no prior dealings with WellCare). The Provider Pool shall not be disbursed except in accordance with this Agreement (or other similar settlement agreement). The Provider Pool account shall contain irrevocable instructions concerning deposits and withdrawals from the Provider Pool, which shall be agreed to by Garfunkel, Wild & Travis, P.C., as counsel to HANYS and NORMET, and WellCare prior to the Effective Date, and which may be modified only with the prior written approval of both WellCare and Garfunkel, Wild & Travis, P.C., as counsel to HANYS and NORMET, or at the direction of SID. The Parties recognize and agree that deposits into and payments from the Provider Pool may be subject to audit or review by SID and other regulatory agencies having jurisdiction over WellCare. In addition, HANYS and/or NORMET or their agents or representatives, shall have the right to audit or review the Provider Pool, the cost of the first of which audit or review shall be borne by WellCare and the cost of any and all subsequent audits or reviews shall be borne by HANYS and/or NORMET. The results of such audit or review shall be distributed to all Parties. The Parties agree to cooperate with each other to the extent reasonably necessary to carry out the provisions of this Section 5(a).

          (b) The Provider Pool shall have an initial balance of not less than Ten Million Dollars ($10,000,000) by the Effective Date and shall be comprised of proceeds from the Patel Transaction and/or GHI Transaction. In addition, the Provider Pool shall be supplemented by an amount equal to 80% of all proceeds from accounts receivables of WCNY which were or should have been recorded in accordance with generally accepted accounting principles (GAAP) as of April 30, 1999 (the "Accounts Receivable") to the extent such proceeds are collected by WellCare during the period commencing on May 1, 1999 and ending on the date that the Provider Pool is no longer in effect. HANYS and/or NORMET, or their agents or representatives, shall have the right, subject to compliance with applicable law, to examine and make copies of and abstracts from all books, records, computer media and documents in the possession of WellCare relating to the Accounts Receivable, subject to the confidentiality provisions contained in section 4(d). If the amounts deposited in the Provider Pool shall in the aggregate exceed Ten Million Dollars ($10,000,000) (the amount so exceeding Ten Million Dollars ($10,000,000) being the "Excess"), the Excess may be withdrawn from the Provider Pool and retained by WellCare for purposes of maintaining its statutory reserves in accordance with applicable law, but in no event shall WellCare be entitled to withdraw from the Provider Pool and retain more than Two Million Five Hundred Thousand Dollars ($2,500,000) for such purpose. Any Excess beyond that amount required for statutory reserves shall be retained in the Provider Pool.

          (c) In the event that the amount equal to thirty percent (30%) of the aggregate Settled Claims for all providers (excluding the five percent (5%) payments to providers described in Section 6(b)), is greater than Ten Million Dollars ($10,000,000), but does not exceed Twelve Million Dollars ($12,000,000), subject to Section 5(b), WellCare shall deposit additional funds into the Provider Pool to make up the shortfall, to the extent WellCare has sufficient funds and requisite regulatory authority to so act. In the event WellCare lacks sufficient funds and/or requisite regulatory authority to deposit such additional funds in the Provider Pool, Dr. Patel will provide funds in such amount necessary to pay the thirty percent (30%) of the aggregate Settled Claims for all providers, not to exceed a total Provider Pool balance of Twelve Million Dollars ($12,000,000).

          (d) In the event the amount equal to thirty percent (30%) of the aggregate Settled Claims for all providers (excluding the five percent (5%) payments to providers described in Section 6(b)) is greater than Twelve Million Dollars ($12,000,000), then the amount required to be deposited into the Provider Pool in excess of Twelve Million Dollars ($12,000,000) shall be paid by WellCare; provided, however, that WellCare will be permitted to reduce pro rata the amount of the Hospital's remaining three (3) payments of five percent (5%) as set forth in Section 6(b) below (and all other providers with Settled Claims who may receive a similar payment) to the extent that WellCare's payments exceed Twelve Million Dollars ($12,000,000), and provided, however, in no case shall Hospital receive less than thirty percent (30%) of its Settled Claims under this Agreement.

          (e) In the event a balance remains in the Provider Pool as of six (6) months after the Effective Date, then such balance will be distributed pro rata to the Hospital and other providers which have entered into agreements to settle their Settled Claims, based upon the amounts of their respective Settled Claims.

          (f) Each health care provider that has Settled Claims shall have a security interest for the benefit of all health care providers with Settled Claims, which shall be a first priority lien with respect to the proceeds due to WellCare from the Patel Transaction and/or GHI Transaction and all amounts in the Provider Pool, and a second priority lien on and security interest in the Accounts Receivable, except to the extent there is no other lien on the Accounts Receivable as of the date of this Agreement, the security interest shall be a first priority lien. It shall be the responsibility of such providers to timely and properly prepare and deliver the necessary documents for signature by all necessary parties, and thereafter cause the appropriate filings to be made to perfect such security interests, including, without limitation, a financing statement in the form approved by Garfunkel, Wild & Travis, P.C. The Parties shall cooperate with each other in the preparation of any and all documents necessary to give effect to such security interest and such other terms and obligations hereunder.

          (g) Nothing contained herein shall prohibit or restrict WellCare from settling or paying claims of any nature from sources of funds exclusive of those deposited (or required to be deposited) in the Provider Pool.

          6. Payment by WellCare of Settled Claims

          (a) WellCare will pay Hospital thirty percent (30%) of the Hospital's Settled Claims within ten (10) days of the Effective Date. If, however, thirty percent (30%) of the aggregate Settled Claims for all providers exceeds the funds then in the Provider Pool, then WellCare will pay the Hospital and all other providers with Settled Claims on a pro rata basis from the funds then in the Provider Pool and thereafter pay the Hospital and all other providers with Settled Claims on a pro rata basis every thirty days (30) thereafter for the period in which the Provider Pool is in effect. WellCare represents to Hospital that providers with Settled Claims shall all receive payment from the Provider Pool based upon the same proportion of their Settled Claims. Notwithstanding the foregoing, in no case shall Hospital receive less than thirty percent (30%) of the amount of its Settled Claims within six (6) months of the Effective Date and Hospital shall continue to have the right to bill WCNY members for all applicable copayments, coinsurance and non-covered services relating to Settled Claims to the extent permitted under the applicable health plan and provider agreement, and WellCare shall provide Hospital with necessary documentation to bill the member accordingly. Notwithstanding anything to the contrary contained herein, WellCare shall have the right to recoup, without any right of set-off, any amounts paid under this Agreement to a Hospital if the Hospital shall have failed to be a participating provider in good standing with WellCare at any time during the period commencing on the date hereof and ending on the date six months following the date hereof, and in such case of recoupment by WellCare, this Agreement shall be null and void for all purposes. The foregoing condition of a provider agreement shall not be applicable on or after the Effective Date if Hospital has terminated the provider agreement for cause or WellCare has terminated such provider agreement without cause.

          (b) WellCare will pay Hospital an amount equal to five percent (5%) of such Hospital's Settled Claims on each of February 1, 2000, February 1, 2001 and February 1, 2002, provided, however, Hospital is at that time a participating provider in good standing with WellCare. The foregoing condition of a provider agreement shall not be applicable if Hospital has terminated the provider agreement for cause or WellCare has terminated such provider agreement without cause. The Parties understand and acknowledge that no such payment under this
Section 6(b) shall be made from the Provider Pool.

          (c) Subject to regulatory approvals and in accordance with applicable law, including the federal securities laws, the Hospital may elect to receive WCMG common stock in lieu of one or more of the annual payments set forth in
Section 6(b). The price at which the WCMG common stock shall be valued shall be the greater of the price of such common stock for the twenty (20) trading days ending on February 2nd of the calendar year immediately preceding the applicable payment date or $1.00 per share. Each Hospital receiving such WCMG common stock shall agree to transfer restrictions on such shares for a mutually agreed upon period after issuance, but not to exceed six (6) months. In the event the Hospital elects to receive WCMG common stock in lieu of a cash payment, the Parties agree to cooperate and use their best efforts to reach agreement regarding the terms and conditions of such receipt of WCMG securities and to accomplish the foregoing.

          7. Mutual Releases

          (a) Hospital together with its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns ("Hospital Releasor"), hereby releases and discharges the WellCare Parties, together with their respective subsidiaries, affiliates, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns ("WellCare Releasees") from (i) all indebtedness and other financial obligations arising from the provision of services by each Hospital to members of WCNY in any product line on or before April 30, 1999, including any prospective adjustments pursuant to the New York Health Care Reform Act ("NYCRA") for services rendered prior to May 1, 1999, and (ii) all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, rights to contribution, damages, judgments, extends, executions, claims, and demands whatsoever, in law, admiralty or equity, which each Hospital Releasor ever had, now has or hereafter can, shall or may have against the WellCare Releasees, for upon, or by reason of any matter, cause or things whatsoever relating to the matters referred to in
(a)(i) above from the beginning of the world to the day of the date of this Agreement or arising hereafter as a result of or in connection with the matters referred to in (a)(i) above. The foregoing release expressly excludes any claims for payment that Hospital may have against independent practice associations, including but not limited to those owned by Primergy, Inc., and other third parties (such as Merit Behavioral Services, Access Managed Healthcare, Block Vision, New York Medical Imaging, PharmaCare and Laboratory Corporation of America) that have contracted with WellCare to provide or to arrange for the provision of certain health care services (e.g., physician services or specialty "carve-out" services, such as mental health services, chiropractic services, laboratory services or pharmacy services) to HMO members of WCNY and expressly excludes any action, suits, claims or demands arising from medical malpractice or negligence.

          (b) Each Hospital Releasor represents to the WellCare Releasees that none of the liabilities, claims, causes of actions, costs or demands herein released has been assigned to any person or entity.

          (c) Each Hospital Releasor acknowledges that it may hereafter discover facts different from, or in addition to, those that it now believes to be true, with respect to all or any of the liabilities, claims, causes or action, costs or demands herein released but nevertheless agrees that the releases set forth herein shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

          (d) Each Hospital Releasor is forever barred and enjoined from commencing, instituting or prosecuting any action or other adversary proceeding in any court of law or equity, arbitration tribunal, or administrative forum, directly or representatively, against the WellCare Releasees with respect to any, some or all of the Settled Claims; provided however, each Hospital Releasor and the WellCare Releasees retain all rights and remedies to enforce the terms of this Agreement.

          (e) The WellCare Parties together with their respective subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns ("WellCare Releasors") hereby release and discharge Hospital and its subsidiaries, affiliates, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns ("Hospital Releasee") from (i) all indebtedness and other financial obligations arising from the provision of services by Hospital to members of WCNY in any product line on or before April 30, 1999, including any prospective adjustments pursuant to the NYCRA for services rendered prior to May 1, 1999, and (ii) all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, rights to contribution, damages, judgments, extends, executions, claims, and demands whatsoever, in law, admiralty or equity, which the WellCare Releasors ever had, now have or hereafter can, shall or may have against each Hospital Releasee, for upon, or by reason of any matter, cause or things whatsoever relating to the matters referred to in (e)(i) above from the beginning of the world to the day of the date of this Agreement or arising hereafter as a result of or in connection with the matters referred to in (e)(i) above. The foregoing release expressly excludes any claims for payment that WellCare may have against independent practice associations, including but not limited to those owned by Primergy, Inc., and other third parties (such as Merit Behavioral Services, Access Managed Healthcare, Block Vision, New York Medical Imaging, PharmaCare and Laboratory Corporation of America) that have contracted with WellCare to provide or to arrange for the provision of certain health care services (e.g., physician services or specialty "carve-out" services, such as mental health services, chiropractic services, laboratory services or pharmacy services) to HMO members of WCNY and expressly excludes any action, suits, claims or demands arising from medical malpractice or negligence.

          (f) The WellCare Releasors represent to each Hospital Releasee that none of the liabilities, claims, causes of actions, costs or demands herein released has been assigned to any person or entity.

          (g) The WellCare Releasors acknowledge that they may hereafter discover facts different from, or in addition to, those that they now believe to be true, with respect to all or any of the liabilities, claims, causes or action, costs or demands herein released but nevertheless agree that the releases set forth herein shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

          (h) The WellCare Releasors are forever barred and enjoined from commencing, instituting or prosecuting any action or other adversary proceeding in any court of law or equity, arbitration tribunal, or administrative forum, directly or representatively, against any Hospital Releasee with respect to any, some or all of Settled Claims; provided however, the WellCare Releasors and each Hospital Releasee retain all rights and remedies to enforce the terms of this Agreement.

          (i) Nothing contained herein shall be deemed to create any rights or benefits, or constitutes a release of any kind whatsoever, for any non-Party.

          8. Representations and Warranties of the Parties

          (a) WellCare represents and warrants that the execution of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate the provisions of its certificate of incorporation or by-laws or of any agreement, law, rule, regulation or other commitment to which it is a party of and by which it is bound.

          (b) Hospital represents and warrants that the execution of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate the provisions of its certificate of incorporation or by-laws or of any agreement, law, rule, regulation or other commitment to which it is a party of and by which it is bound.

          9. Termination of Settlement

          (a) The Parties agree that this Agreement is binding and irrevocable (unless terminated pursuant to this Section 9 or as provided in Sections 1 and 2 herein) regardless of future events or changed circumstances of WellCare or any of its subsidiaries or affiliates, and the Parties agree that the agreements and covenants contained herein are fair, reasonable and adequate, and WellCare believes that the agreements and covenants contained herein are in the best interests of WellCare and its subsidiaries, affiliates, shareholders and creditors.

          (b) If this Agreement shall not be approved by SID and DOH then in either of these events, this Agreement shall become null and void for all purposes and all negotiations, transactions and proceedings connected with it
(i) shall be without prejudice to the rights of any Party, (ii) shall not be deemed or construed as evidence or an admission or a concession by any Party of any fact, matter or thing; and (iii) shall not be admissible in evidence or used in any action or proceeding.

          (c) If WellCare is unable to fund the Provider Pool with an initial balance of not less than Ten Million Dollars ($10,000,000) for any reason, including but not limited to the failure to consummate the Patel Transaction and/or the failure to consummate the GHI Transaction, this Agreement shall become null and void for all purposes and all negotiations, transactions and proceedings connected with it (i) shall be without prejudice to the rights of any party, (ii) shall not be deemed or construed as evidence or an admission or a concession by any party of any fact, matter or thing; and (iii) shall not be admissible in evidence or used in any action or proceeding.

          (d) If a case is commenced in respect to WellCare or any of its subsidiaries or affiliates under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator, or the like is appointed under Article 74 of the New York Insurance Law or any similar law, or by SID, or any other regulatory body, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Provider Pool and/or to the Hospital in payment of a Settled Claim, or any portion thereof, on behalf of WellCare to be a preference, voidable transfer or fraudulent transfer or similar transaction and any portion thereof is required to be returned, then WellCare may move a court of competent jurisdiction to vacate and set aside this Agreement and the releases contained herein, which Agreement and releases shall be null and void, and the Parties shall be returned to their respective positions as of April 30, 1999 and any payments made to the Hospital shall be returned to WellCare. In any such event (or otherwise under any such bankruptcy or similar proceeding), the debt owed by WellCare or its estate to the Hospital shall not be valued on the basis of payments made pursuant to sections 6(a) and (b) hereunder.

          (e) Upon a default by WellCare in respect of any payment coming due hereunder ("Default"), and unless such Default shall be cured within forty (40) days after written notice thereof by fax and by certified mail, return receipt requested, sent to:

         President and Chief Executive Officer
         WellCare of New York, Inc.
         PO Box 4059
         Kingston, New York 12402

         with a copy to:

         Seth I. Truwit, Esq.
         Epstein Becker & Green, P.C.
         250 Park Avenue
         New York, NY 10177

         and a copy to:

         Fredrick I. Miller, Esq.
         Garfunkel, Wild & Travis, P.C.
         111 Great Neck Road
         Great Neck, NY 11021

         and a copy to:

         Sandip Patel, Esq.
         Patel, Moore & O'Connor, PA
         2240 Belle Air Road
         Suite 160
         Clearwater, FL 33764

Hospital shall be entitled, upon not less than ten (10) days' notice to DOH, SID and WellCare that Wellcare is in Default under the terms of this Agreement, to file a Confession of Judgment against WellCare, in the form approved by Garfunkel, Wild & Travis, P.C., for the full amount owed to Hospital under this Agreement under Section 6(a) and/or (b). WellCare hereby consents to the entry of such judgment without further notice other than as provided in the preceding sentence. The original Confession of Judgment shall be signed on behalf of WellCare and held by counsel for the Hospital.

          10. Miscellaneous

          (a) This Agreement is a compromise disposing of claims of each Hospital, some or all of which may be controverted. This Agreement and all negotiations and statements in connection herewith shall not be in any event construed as or deemed to be evidence or an admission or concession on the part of any Party of any liability whatever, and shall not be offered or received in evidence in any action or proceeding in any court or other tribunal or used in any way as an admission, concession or evidence of any liability by any party.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contracts executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

          (c) The Parties to this Agreement hereby consent to the jurisdiction of the courts of the State of New York and the federal courts setting in New York over them in any action to enforce this Agreement or any provision thereof.

          (d) Each of the Parties has received independent legal advice from its attorneys with respect to the advisability of entering into this Agreement and the releases contained herein. Each of the Parties has made such investigation of the facts pertaining to this Agreement and the releases herein and all other matters pertaining thereto as it deems necessary.

          (e) Each of the Parties to this Agreement acknowledges that this Agreement is reached solely in relation to the subject matter herein and no agreement reached herein shall constitute an admission or evidence in any other matter among the parties to this Agreement or in any other matter or proceeding in which any of the parties may be or become involved.

          (f) Each of the Parties agrees to execute or cause their counsel to execute any additional documents and take any further action which reasonably may be required in order to consummate this Agreement, or otherwise fulfill the obligations of the Parties hereunder. Each party is to bear its own costs and attorney's fees incurred in connection with any such additional action.

          (g) This Agreement represents and expresses the entire agreement between the Parties with respect to the subject matter hereof and may not be modified or amended except in a writing signed by WellCare and the affected Hospital, so long as such modification or amendment does not adversely effect other providers with respect to the payment of Settled Claims from the Provider Pool or for payments similar to those set forth in Section 6(b).

          (h) This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, administrators or assigns, and upon any corporation or other entity into or with which any Party may merge, consolidate or reorganize. This Agreement and the releases contained herein is limited to the Parties, the Hospital Releasors, the Hospital Releasees, the Wellcare Releasors and the Wellcare Releasees and any other third party beneficiary of this Agreement and the releases contained herein is expressly excluded.

          (i) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          (j) This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

GARFUNKEL, WILD & TRAVIS, P.C.                 THE WELLCARE MANAGEMENT
                                               GROUP, INC.


By: /s/ Frederick I. Miller, Esq.              By: /s/ Craig Dupont
---------------------------------              --------------------
Fredrick I. Miller, Esq.                       Craig Dupont
111 Great Neck Road                            Acting Chief Executive Officer
Great Neck, New York 11021                     Park West/Hurley Avenue Extension
(516) 393-2200                                 Kingston, NY 12401
Attorneys for Healthcare Association of New   (914) 334-4000
York State and Northern Metropolitan Hospital
Association


SANDIP PATEL, ESQ.                             WELLCARE OF NEW YORK, INC.


By: /s/ Sandip Patel, Esq.                     By: /s/ Mary Lee Campbell-Wisley
---------------------------                    --------------------------------
Sandip Patel, Esq.                             Mary Lee Campbell-Wisley
Attorney for Kiran C. Patel, M.D., F.A.C.C.    Chief Executive Officer
                           .                   Park West/Hurley Avenue Extension
                                               Kingston, NY 12401
                                              (914) 334-4000

HOSPITAL


By: _____________________________
Title____________________________
Hospital_________________________